EXHIBIT 99.1

                         HIGHLANDS INSURANCE GROUP, INC.
                          EMPLOYEE STOCK PURCHASE PLAN


                               ARTICLE I - PURPOSE


          The Highlands Insurance Group, Inc. Employee Stock Purchase Plan is intended to provide to employees of Highlands Insurance Group, Inc. and its subsidiaries the opportunity to acquire ownership interests in the Corporation at a discounted price. The Corporation believes that ownership of its Common Stock will motivate employees to improve their job performance, and enhance the financial results of the Corporation. The Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code, and shall be construed so as to extend and limit participation in a manner consistent with the requirements thereof.


                            ARTICLE II - DEFINITIONS


2.01. Account

          "Account" shall mean a payroll deduction account maintained pursuant to Section 5.02.


2.02. Board

          "Board" shall mean the Board of Directors of Highlands Insurance Group, Inc.


2.03. Code

          "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.


2.04. Committee

          "Committee" shall mean the individuals described in Article VII.


2.05. Common Stock

          "Common Stock" shall mean the Common Stock, par value $.01 per share, of Highlands Insurance Group, Inc.


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2.06. Corporation

          "Corporation" shall mean Highlands Insurance Group, Inc., a Delaware corporation, and its Subsidiary Corporations.


2.07. Employee

          "Employee" shall mean any person employed by the Corporation who is customarily employed by the Corporation for more than 5 months per calendar year.


2.08. Fair Market Value

          Fair Market Value as of any date shall mean

          (a) if the Common Stock is listed on a national securities exchange or traded in the over-the-counter market and sales price are regularly reported for the Common Stock, the closing or last price of the Common Stock on the Composite Tape or other comparable reporting system for the trading day immediately preceding such date;

          (b) if the Common Stock is traded on the over-the-counter market, but sales prices are not regularly reported for the Common Stock, and if bid and asked prices for the Common Stock are regularly reported, the average of the mean between the bid and the asked price for the Common Stock at the close of trading in the over-the-counter market for the 10 consecutive trading days immediately preceding such date; and

          (c) if the Common Stock is neither listed on a national securities exchange nor traded on the over-the-counter market, such value as the Committee, in good faith, shall determine.


2.09. Offering

          "Offering" shall mean an annual offering of Common Stock pursuant to
Section 4.01.


2.10. Offering Date

          "Offering Date" shall mean the date on which an Offering is made.



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2.11. Subsidiary Corporation

          "Subsidiary Corporation" shall mean any present or future corporation that is (i) a "subsidiary corporation" of Highlands Insurance Group, Inc. as that term is defined in Section 424 of the Code and (ii) designated as a participant in the Plan by the Committee at the effective date or subsequently.


                   ARTICLE III - ELIGIBILITY AND PARTICIPATION


3.01. Initial Eligibility

          Each Employee shall be eligible to participate in Offerings made after 3 months of service with the Corporation.


3.02. Restrictions on Participation

          Notwithstanding any provisions of the Plan to the contrary, no Employee shall participate in an Offering

          (a) if, immediately after the Offering Date, such Employee would own stock, and/or hold outstanding options to purchase stock, possessing 5% or more of the total combined voting power or value of all classes of stock of the Corporation (for purposes of this paragraph, the rules of Section 424(d) of the Code shall apply in determining stock ownership of any Employee); or

          (b) to the extent that the Employee's rights to purchase stock under all employee stock purchase plans under Section 423 of the Code of the Corporation and any corporate parent or subsidiary thereof accrue at a rate which exceeds $25,000 in fair market value of the stock (determined at the time such option is granted) for each calendar year in which such option is outstanding.


                        ARTICLE IV - GRANTING OF OPTIONS


4.01. Annual Offerings

          The Plan shall be implemented by annual offerings of Common Stock beginning on July 1, 1998 and on the 1st day of July in each subsequent year.



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4.02. Number of Option Shares

          On each Offering Date, a participating Employee shall be deemed to have been granted an option to purchase a number of shares of Common Stock equal to (i) the aggregate amount tendered with respect to the Offering by the Employee under Section 6.01, divided by (ii) 85% of the Fair Market Value of the Common Stock on the Offering Date.


4.03. Option Price

          The option price of Common Stock purchased in an annual Offering shall be 85% of the Fair Market Value of Common Stock on the Offering Date.


4.04. Maximum Shares

          The maximum number of shares which shall be issued under the Plan, subject to adjustment upon changes in capitalization of the Corporation as provided in Section 8.02, shall be 300,000 shares. If the total number of shares for which options are exercised on any Offering Date, together with the aggregate number of shares as to which options were exercised on all previous Offering Dates, exceeds the foregoing maximum number of shares, the Corporation shall make a pro rata allocation of the shares available for purchase in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable, and the balance of the amount tendered by each Employee under Section
6.01 not used to purchase Common Stock shall be returned to him as promptly as possible.


4.05. Employee's Interest in Option Stock

          The Employee shall have no interest in Common Stock covered by an option until such option has been exercised.


                         ARTICLE V - PAYROLL DEDUCTIONS


5.01. Amount of Deduction

          An Employee may authorize payroll deductions in order to accumulate funds for any Offering after July 1, 1998, by written notice to the Corporation in the form provided and in the manner prescribed by the Committee. An Employee's authorization for payroll deduction shall elect deductions of at least $300, but not more than $20,000, with respect to each Offering.


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5.02.  Employee's Account

          All payroll deductions made for an Employee shall be credited to a book account maintained for the Employee under the Plan. An Employee may not make any separate cash payment into such account. The Corporation shall not maintain any fund with respect to the Plan or credit any interest on payroll deductions.


5.03.  Changes in Payroll Deductions

          An Employee may file a new authorization for payroll deduction with respect to each successive annual Offering. An Employee may discontinue payroll deductions under the Plan at any time, but may make no other change with respect to an Offering and, specifically, may not subsequently alter the amount of payroll deductions for that Offering.


5.04.  Withdrawal

          An Employee may withdraw the full amount credited to the Employee's Account at any time by giving written notice to the Corporation. The balance credited to the Employee's Account shall be paid to the Employee promptly after receipt of the notice of withdrawal, and no further deductions shall be made from the Employee's pay with respect to such Offering.


5.05.  Termination of Employment

          Upon termination of an Employee's employment for any reason, any amount credited to the Employee's Account, or otherwise tendered under Section
6.01 but not yet used to purchase Common Stock, shall be returned to the Employee or, in the case of death, to the Employee's executor or administrator.


                        ARTICLE VI - EXERCISE OF OPTIONS


6.01. Manner of Exercise

          Unless an Employee gives written notice to the Corporation as herein provided, the Employee's option with respect to any Offering shall be exercised automatically on the Offering Date, for the number of shares of Common Stock that may be purchased with the balance standing to the credit of the Employee's Account. Whether or not a participating Employee has an Account, the Employee may purchase shares available in any Offering by the delivery to the Corporation


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at its principal  office of written notice thereof,  in the form provided and in the manner prescribed by the Committee, accompanied by the Employee's check. The total amount tendered by an Employee by check and payroll deductions with respect to any offering shall not be less than $300 nor more than $20,000.


6.02. Issuance of Stock

          As promptly as practicable after each Offering Date, the Corporation shall issue to each Employee the Common Stock purchased upon exercise of an option. Common Stock issued pursuant to the Plan may be either authorized but unissued shares or shares held in the treasury of the Corporation.


6.03. Registration of Stock

          Common Stock to be delivered to an Employee under the Plan shall be registered in the name of the Employee, or, if the Employee so directs by written notice to the Corporation prior to the Offering Termination Date applicable thereto, in the names of the Employee and one such other person as may be designated by the Employee, as joint tenants with rights of survivorship or as tenants by the entirety, to the extent permitted by applicable law.


6.04. Withholding

          The Corporation shall have the right to withhold from an Employee's compensation amounts sufficient to satisfy all federal, state and local tax withholding requirements, and shall have the right to require the Employee to remit to the Corporation such amounts prior to the delivery of any certificates for Common Stock.


                          ARTICLE VII - ADMINISTRATION


7.01. Appointment of Committee

          The Board shall appoint a committee to administer the Plan, which shall consist of no fewer than two members of the Board. Each member of the Committee shall be a director defined in Rule 16b-3(b)(3) promulgated by the Securities and Exchange Commission, or any successor definition adopted by the Securities and Exchange Commission.


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7.02. Authority of Committee

          Subject to the express provisions of the Plan, the Committee shall have plenary authority in its discretion to interpret and construe any and all provisions of the Plan, to adopt rules and regulations for administering the Plan, and to make all other determinations deemed necessary or advisable for administering the Plan. The Committee's determination on the foregoing matters shall be conclusive.


7.03. Rules Governing Committee

          The Board may from time to time appoint members of the Committee in substitution for or in addition to members previously appointed and may fill vacancies, however caused, in the Committee. The Committee may select one of its members as its Chairman and shall hold its meetings at such times and places as it shall deem advisable, and may hold telephonic meetings. A majority of its members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. The Committee may correct any defect or omission or reconcile any inconsistency in the Plan, in the manner and to the extent it shall deem desirable. Any decision or determination reduced to writing and signed by a majority of the members of the Committee shall be as fully effective as if it had been made by a majority vote at a meeting duly called and held. The Committee may appoint a secretary and shall make such rules and regulations for the conduct of its business as it shall deem advisable.


7.04. Liability of Committee

          No member of the Committee or the Board shall be liable for any action taken or omitted or any determination made in good faith relating to the Plan, and the Corporation shall indemnify and hold harmless each member of the Committee and each other director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any act or omission in connection with the Plan, unless arising out of such person's own bad faith.


                          ARTICLE VIII - MISCELLANEOUS


8.01. Transferability

          Neither payroll deductions credited to an Employee's Account nor any rights with regard to the exercise of an option or to receive Common Stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way other than by the laws of descent and distribution, or subject to execution, attachment or similar process. Any such attempted voluntary or involuntary


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disposition shall be without effect,  except that the Corporation may treat such act as an election to withdraw funds in accordance with Section 5.04. Options granted to an Employee shall be exercisable only by the Employee.


8.02. Adjustment upon Changes in Capitalization

          If the outstanding shares of Common Stock have increased, decreased, changed into, or been exchanged for a different number or kind of shares or securities of the Corporation through reorganization, recapitalization, reclassification, stock split, reverse stock split or similar transaction, appropriate and proportionate adjustments may be made by the Committee in the number and/or kind of shares which may be offered in the Offerings.


8.03. Amendment and Termination

          The Board shall have complete power and authority to terminate or amend the Plan; provided, however, that the Board shall not, without the approval of the stockholders of the Corporation, (i) increase the maximum number of shares which may be issued under the Plan (except pursuant to Section 8.02);
(ii) amend the requirements as to the class of Employees eligible to purchase Common Stock under the Plan; or (iii) increase the percentage discount from Fair Market Value under Section 4.03. No termination, modification, or amendment of the Plan may, without the consent of an Employee, adversely affect the rights of such Employee as to Common Stock previously purchased.


8.04. Effective Date

          The Plan shall become effective as of July 1, 1998, subject to approval by the holders of a majority of the Common Stock present and represented at a special or annual meeting of the shareholders held within 12 months after the Plan is adopted by the Board. If the Plan is not so approved, the Plan shall not become effective, and all Account balances under the Plan shall be distributed promptly to the contributing Employees.


8.05. No Employment Rights

          The Plan does not, directly or indirectly, create in any Employee or class of Employees any right with respect to continuation of employment by the Corporation, and it shall not be deemed to interfere in any way with the Corporation's right to terminate, or otherwise modify, an Employee's employment at any time.


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8.06.  Governing Law

          The law of the State of Delaware shall govern all matters relating to this Plan except to the extent it is inconsistent with the Code.







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